Exhibit 10.4

February 26, 2021

Dear Laura:
Athersys, Inc. (the “Company”) views your continued service and commitment to the Company as critical to its success during this period of leadership transition. Accordingly, you are being awarded a retention bonus (the “Retention Bonus”) in the amount of $156,456 and a one-time special stock option grant under the Athersys 2019 Equity and Incentive Compensation Plan (the “2019 Plan”), in each case subject to the terms set forth below.
Retention Bonus. The Retention Bonus will vest on May 1, 2022 (the “Vesting Date”), subject to your continued employment with the Company and its affiliates through the Vesting Date. Payment of the Retention Bonus, to the extent earned, will be made within 30 days of the Vesting Date. If your employment with the Company is terminated by the Company other than for Cause (as defined below), you will receive, subject to your execution within 45 days of your termination of employment (and non-revocation) of a release of claims in a form satisfactory to the Company (the “Release”), accelerated vesting and payment of the Retention Bonus. The Retention Bonus will be paid within 10 days of the date the Release becomes irrevocable.
Stock Options. In addition, on March 1, 2021, the Company will grant you stock options with respect to 100,000 shares of Company common stock pursuant to the 2019 Plan. The exercise price of the stock options will be the fair market value of the shares subject to the stock options on the date of grant. One-third of such stock options will vest (rounded to the nearest whole share) on May 1, 2022 and the remainder of such stock options will vest on May 1, 2023, in each case subject to your continued employment with the Company and its affiliates through the applicable vesting date, provided that if your employment with the Company is terminated by the Company other than for Cause (as defined below), the stock options will, subject to your execution and non-revocation of the Release, vest on the date the Release becomes irrevocable. Except as provided in the preceding sentence, the stock options shall be subject to the standard terms applicable to grants of Company stock options under the 2019 Plan, as determined by the Company in its good faith discretion.
Miscellaneous. For purposes of this letter agreement, Cause shall have the meaning ascribed to it in any employment or similar individual agreement between you and the Company that defines such term, or, if no such agreement exists, Cause shall mean your (i) commission of an act of fraud, embezzlement, theft or other criminal act constituting a felony, (ii) willful or wanton disregard of the rules or policies of the Company that results in a material loss, damage or injury to the Company or its affiliates, (iii) repeated failure to perform duties consistent with your position or to follow or comply with the reasonable directives of the Company’s or its affiliates’ Board of Directors or of your superiors, after having being given notice thereof (e.g., your insubordination), or (iv) material breach of any provision contained in a written non-competition, confidentiality or non-disclosure agreement between you and the Company or any of its affiliates. Any determination of Cause will be made by the Company in its good faith discretion.
Any amounts payable hereunder will be subject to all applicable tax withholding. The Retention Bonus is independent of the Company’s annual incentive and other compensation programs, and shall not be taken into account for purposes of any calculation under any compensatory or employee benefit plan of the Company and its affiliates (including any such severance or retirement plan). You and the Company acknowledge that your employment is “at will” and may be terminated by either you or the Company at any time and for any reason. As we have discussed, the Company is reviewing its employment agreements and severance policies and anticipates providing you with a proposed amended version of your current employment agreement.
This letter agreement will be governed by and construed in accordance with the laws of the State of Delaware, without reference to conflict of laws principles. This letter agreement shall be interpreted to comply with, or be exempt from, Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended, it being understood that the letter agreement is intended to be exempt from Section 409A.
This letter agreement constitutes the complete understanding between you and the Company regarding the Retention Bonus and special stock option grant described above and supersedes any and all prior written and/or oral agreements or understandings, no matter their form, concerning this subject matter. This letter agreement may not be modified except by written document, signed by you and the Company. If any provision of this letter agreement is ruled invalid or unenforceable, that provision will be deemed excised, and the remainder of the letter agreement will remain valid and enforceable.
Please indicate your agreement with and acceptance of the terms and conditions of this letter agreement, by signing and dating the enclosed copy of this letter agreement in the space provided below. Please keep a copy for your records and return the original to me no later than February 28, 2021.

Sincerely yours,
/s/ William Lehmann_____
William Lehmann,
Interim Chief Executive Officer

Agreed to and Accepted:

/s/ Laura Campbell
Laura Campbell

Date:    February 27, 2021